Exhibit 99.5

INFUSYSTEM, INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets

Current assets:
Cash	$413	$1,956
Accounts receivable, less allowance for doubtful accounts of $3,570 and $1,668 at June 30, 2007 and December 31, 2006, respectively	7,577	9,630
Inventory supplies	345	252
Prepaid expenses and other current assets	53	155
Deferred taxes	680	689

Total current assets	9,068	12,682

Property, net	10,782	12,307
Goodwill	2,639	2,639
Deferred taxes	501	—

Total assets	$22,990	$27,628

Liabilities and Stockholder’s Equity

Current liabilities:
Accounts payable	$890	$1,884
Accrued payroll and related expenses	591	1,055
Accrued use taxes payable	—	1,392
State income taxes payable	24	—
Other current liabilities	2	4

Total current liabilities	1,507	4,335

Other liabilities	1,322	—
Deferred taxes	1,276	1,285
Commitments and contingencies (Note 5)
Stockholder’s equity
Common stock, $0.01 par value; 100 shares authorized, issued and outstanding at June 30, 2007 and December 31, 2006	—	—
Additional paid-in capital	8,544	8,544
Retained earnings	10,341	13,464

Total stockholder’s equity	18,885	22,008

Total liabilities and stockholder’s equity	$22,990	$27,628

See accompanying Notes to Condensed Financial Statements.

INFUSYSTEM, INC.

CONDENSED STATEMENTS OF INCOME

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net rental income	$7,832	$7,966	$15,706	$15,683
Cost of revenues	1,548	2,130	3,862	4,161

Gross profit	6,284	5,836	11,844	11,522

Operating expenses:
Selling and marketing	986	898	1,994	1,900
General and administrative	2,728	2,717	6,267	5,066

Total operating expenses	3,714	3,615	8,261	6,966

Operating income	2,570	2,221	3,583	4,556
Interest income (expense), net	267	(21)	237	(58)

Income before income taxes	2,837	2,200	3,820	4,498
Income tax expense	1,130	814	1,524	1,646

Net income	$1,707	$1,386	$2,296	$2,852

See accompanying Notes to Condensed Financial Statements.

INFUSYSTEM, INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

(Amounts in thousands)

(Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount
Balance, December 31, 2006	100	$—	$8,544	$13,464	$22,008

Cumulative effect of adjustments from adoption of FIN 48 (Note 4)	—	—	—	(821)	(821)

Balance, January 1, 2007	100	—	8,544	12,643	21,187
Net dividends to parent	—	—	—	(4,598)	(4,598)
Net income	—	—	—	2,296	2,296

Balance, June 30, 2007	100	$—	$8,544	$10,341	$18,885

See accompanying Notes to Condensed Financial Statements.

INFUSYSTEM, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$2,296	$2,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,361	1,823
Provision for doubtful accounts receivable	2,659	1,487
Deferred taxes	(501)	(71)
Loss on disposal of property	163	128
Stock-based compensation	146	98
Write-off of inventory	—	1
Changes in operating assets and liabilities:
Accounts receivable	(606)	(2,717)
Inventories	(93)	(28)
Prepaid expenses and other current assets	86	117
Accounts payable	(1,141)	(104)
Accrued payroll and related expenses	(464)	(789)
State income taxes payable	40	(126)
Other liabilities	499	(2)

Net cash provided by operating activities	4,445	2,669

Cash flows from investing activities:
Capital expenditures	(1,472)	(990)
Proceeds from sale of property	228	—

Net cash used in investing activities	(1,244)	(990)

Cash flows from financing activities:
Net capital distributions to parent	(4,744)	(3,621)

Net cash used in financing activities	(4,744)	(3,621)

Net decrease in cash	(1,543)	(1,942)
Cash at beginning of year	1,956	2,463

Cash at end of year	$413	$521

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$—	$37

State income tax payments	$186	$163

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
Property acquisitions	$31	$1,556

See accompanying Notes to Condensed Financial Statements.

Notes to Condensed Financial Statements

(Unaudited)

1. General

InfuSystem, Inc. (“InfuSystem” or the “Company”) is a wholly-owned subsidiary of I-Flow Corporation (“I-Flow” or the “Parent”). The Company was incorporated in California on December 18, 1997. The Company is a leading provider of ambulatory infusion pump management services and is based in Madison Heights, Michigan. It is primarily engaged in the rental of ambulatory electronic infusion pumps on a month-to-month basis for the administration of chemotherapy drugs for the treatment of cancer.

On September 29, 2006, I-Flow signed a definitive agreement to sell the Company to HAPC, Inc. for $140 million in the form of cash and a secured note, subject to certain purchase price adjustments based on the level of working capital. The cash portion of the purchase price will range from $65 to $85 million, depending on the amount HAPC, Inc. pays to its shareholders who choose to convert their HAPC shares into cash. This amount will not be known until the closing of the transaction. The closing of the transaction is subject to standard conditions and approval by the shareholders of HAPC, Inc., and currently is expected to close in 2007. In connection with the pending sale of the Company to HAPC, Inc., the Parent incurred certain expenses related to the divestiture of the Company, including legal and professional fees that resulted directly from the sale transaction. Divestiture expenses incurred by the Parent for the three and six months ended June 30, 2007 were $176,000 and $433,000, respectively. These amounts were not reimbursed by the Company and accordingly, are not included in the Company’s financial statements.

The Company provided certain administrative services to the Parent during the three and six months ended June 30, 2007 and 2006 related to the Parent’s ON-Q PainBuster® Pain Management System (“ON-Q”). Specifically, the Company provided customer service, billings to third party insurance, collections, and solicitation of managed care contracts with insurance companies on behalf of I-Flow and its ON-Q product line, primarily in ambulatory surgery centers (“ASC’s”). The Company was not reimbursed from the Parent for these services.

The Company estimates that processing costs borne by the Company for ON-Q billings and reflected in its financial statements for the three and six months ended June 30, 2007 and 2006 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2007	2006	2007	2006
Direct payroll expenses	$142	$208	$302	$370
Indirect or allocated expenses	178	178	356	356

Total	$320	$386	$658	$726

The Parent also provided certain administrative services to the Company during the same time periods. Costs incurred by the Parent on behalf of the Company that were clearly applicable to the Company were charged to the Company and included the following administrative services:

•

The Parent provided workers’ compensation insurance to employees of the Company. The Company’s financial statements for the three and six months ended June 30, 2007 include workers’ compensation insurance expenses of approximately $7,000 and $13,000, respectively, which were recorded in general and administrative expenses. Workers’ compensation insurance expenses for the three and six months ended June 30, 2006 were $7,000 and $14,000, respectively.

•

Many of the Company’s employees received stock options and other stock-based awards relating to the stock of I-Flow. The Parent determined the expense based on the outstanding stock-based awards granted specifically to employees of the Company. The Company’s financial statements for the three and six months ended June 30, 2007 include stock-based compensation expense of approximately $64,000 (of which $30,000 and $34,000 were recorded in selling and marketing and general and administrative expenses, respectively) and $146,000 (of which $79,000 and $67,000 were recorded in selling and marketing and general and administrative expenses, respectively), respectively. Stock-based compensation expenses for the three and six months ended June 30, 2006 were $68,000 (of which $27,000 and $41,000 were recorded in selling and marketing and general and administrative expenses, respectively) and $98,000 (of which $36,000 and $62,000 were recorded in selling and marketing and general and administrative expenses, respectively), respectively.

•

Although the Company files a consolidated and certain combined state tax returns with its Parent, the Company recorded income taxes payable as a result of preparing its financial statements on a separate tax return basis. Income taxes payable of $1.0 million and $1.3 million for the three and six months ended June 30, 2007 were recognized as contributions from the Parent, respectively. Income taxes payable of $0.8 million and $1.6 million for the three and six months ended June 30, 2006 were recognized as contributions from the Parent, respectively.

2. Summary of Significant Accounting Policies

Basis of Presentation – The accompanying unaudited condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the financial position of the Company at June 30, 2007 and the results of its operations and cash flows for the six month periods ended June 30, 2007 and 2006. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission (the “SEC”), although the Company believes that the disclosures in the financial statements are adequate to make the information presented not misleading. The December 31, 2006 balance sheet has been derived from the Company’s December 31, 2006 audited financial statements.

The financial statements included herein should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2006.

Cash – As of June 30, 2007, the Company maintains its cash primarily with a single financial institution.

Accounts Receivable – The Company performs periodic analyses to evaluate its accounts receivable balances. It records an allowance for doubtful accounts based on the estimated collectibility of the accounts such that the recorded amounts reflect estimated net realizable value. Upon determination that an account is uncollectible, the account is written-off and charged to the allowance.

In determining its accounts receivable balances and allowance for doubtful accounts, management considers historical realization data, accounts receivable aging trends, operating trends, and other relevant business conditions such as governmental and managed care payor claims processing procedures and system changes. The Company’s analysis includes the application of specified percentages to the accounts receivable agings to estimate the amount that will ultimately be uncollectible and, therefore, should be reserved. The percentages are increased as the accounts age. Due to the continuing changes in the health care industry and third-party reimbursement, it is possible that management’s estimates could change in the near term, which could have an impact on its financial position, results of operations and cash flows. For the three and six months ended June 30, 2007, the Company recorded bad debt expense totaling $966,000 and $2,659,000, respectively. For the three and six months ended June 30, 2006, the Company recorded bad debt expense totaling $887,000 and $1,487,000, respectively.

Inventory Supplies – Inventory supplies are stated at the lower of cost (determined on a first in, first out basis) or market. The Company records a period expense for inventory supplies obsolescence when incurred.

Long-Lived Assets – The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for the disposal of long-lived assets. In accordance with SFAS 144, long-lived assets to be held are reviewed for events or changes in circumstances, which indicate that their carrying value may not be recoverable. Recoverability of these assets is determined based upon the expected undiscounted future net cash flows from the operations to which the assets relate, utilizing management’s best estimates, appropriate assumptions, and projections at the time. If the carrying value is determined not to be recoverable from future operating cash flows, the asset is deemed impaired and an impairment loss would be recognized to the extent the carrying value exceeded the estimated fair market value of the asset. The Company periodically reviews the carrying value of long-lived assets to determine whether an impairment to such value has occurred. The Company has determined that there was no impairment as of June 30, 2007.

Property – Property is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Rental equipment, consisting of ambulatory infusion pumps that the Company acquires from third-party manufacturers, is depreciated over five years. Leasehold improvements are amortized using the straight-line method over the life of the asset or the remaining term of the lease, whichever is shorter. Maintenance and minor repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded in the current period. Property consisted of the following as of June 30, 2007 and December 31, 2006:

(Amounts in thousands)	June 30, 2007	December 31, 2006
Pump equipment	$21,655	$23,010
Furniture, fixtures and equipment	1,336	1,279
Accumulated depreciation and amortization	(12,209)	(11,982)

Total	$10,782	$12,307

Goodwill – The Company recognizes goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). Under SFAS 142, goodwill is recorded at its carrying value and is tested for impairment at least annually. The Company reviews the recoverability of the carrying value of goodwill on an annual basis or more frequently if an event occurs or circumstances change to indicate that an impairment of goodwill has possibly occurred. The Company compares the fair value of its operating unit to the carrying value, as well as other factors, to determine whether or not any potential impairment of goodwill exists. If a potential impairment exists, an impairment loss is recognized to the extent the carrying value of goodwill exceeds the difference between the fair value of the operating unit and the fair value of its other assets and liabilities. The Company performed its annual impairment test on goodwill as of June 30, 2007 and identified not goodwill impairment.

Revenue Recognition – Rental revenue in the oncology market is the Company’s strategic focus. The Company does not recognize revenue until all of the following criteria are met: persuasive evidence of an arrangement exists; shipment and passage of title has occurred; the price to the customer is fixed or determinable; and collectibility is reasonably assured. Persuasive evidence of an arrangement is determined to exist, and collectibility is reasonably assured, at the point in which a certificate of medical necessity and assignment of benefits, signed by the physician and patient, respectively, have been received by the Company, and the Company has verified actual pump usage and insurance coverage. Rental revenue from electronic infusion pumps is recognized as earned over the term of the related rental agreements, normally on a month-to-month basis. Pump rentals are billed at the Company’s established rates, which often differ from contractually allowable rates provided by third party payors such as Medicare, Medicaid and commercial insurance carriers. Rental revenue is recorded at its estimated net realizable amount which approximates the allowable amount per such contractual rates. For the three months ended June 30, 2007, revenue from Medicare, Blue Cross Blue Shield and Medicaid accounted for 31%, 21% and 3% of total revenue, respectively. For the six months ended June 30, 2007, revenue from Medicare, Blue Cross Blue Shield and Medicaid accounted for 32%, 20% and 3% of total revenue, respectively. For the three months ended June 30, 2006, revenue from Medicare, Blue Cross Blue Shield and Medicaid accounted for 31%, 23% and 3% of total revenue, respectively. For the six months ended June 30, 2006, revenue from Medicare, Blue Cross Blue Shield and Medicaid accounted for 32%, 22% and 3% of total revenue, respectively.

Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Because of continuing changes in the healthcare industry and third-party reimbursement, it is possible that management’s estimates could change in the near term, which could have an impact on operations and cash flows.

Income Taxes – The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all of any deferred tax assets will not be realized. The Company’s income taxes as presented in the financial statements have been prepared on a separate return basis.

Accounting for Stock-Based Compensation – I-Flow, the Parent company, historically granted stock-based awards to certain officers and employees of the Company. Total stock-based compensation expense incurred by the Company related to stock options and stock grants by I-Flow to the Company employees for the three and six months ended June 30, 2007 were $64,000 and $146,000, respectively. Total stock-based compensation expense incurred by the Company related to stock options and stock grants by I-Flow to the Company employees for the three and six months ended June 30, 2006 were $68,000 and $98,000, respectively.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123-revised 2004, Share-Based Payment (“SFAS 123R”), which requires the measurement and recognition of compensation expense based on estimated fair values for all equity-based compensation made to employees and directors. SFAS 123R replaces the guidance in SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”).

The Company adopted SFAS 123R using the modified prospective application transition method. In accordance with the modified prospective application transition method, the Company’s financial statements for prior periods do not have to be restated to reflect, and do not include, the impact of SFAS 123R. Prior to the adoption of SFAS 123R, the Company accounted for stock-based awards to officers and employees using the intrinsic value method in accordance with APB 25 and adopted the disclosure-only alternative of SFAS 123. Because the Company had adopted the disclosure-only provisions of SFAS 123, no compensation cost was recognized prior to 2006 for stock option grants to employees and officers with exercise prices at least equal to the fair market value of the underlying shares at the grant date.

SFAS 123R requires companies to estimate the fair value of equity awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model, which it had previously used for valuation of option-based awards for its pro forma information required under SFAS 123 for periods prior to fiscal 2006. The determination of the fair value of option-based awards using the Black-Scholes model incorporates various assumptions including volatility, expected life of awards, risk-free interest rates and expected dividend. The expected volatility is based on the historical volatility of the price of the parent company’s common stock over the most recent period commensurate with the estimated expected life of the Company’s stock options and adjusted for the impact of unusual fluctuations not reasonably expected to recur. The expected life of an award is based on historical experience and on the terms and conditions of the stock awards granted to employees and non-employee directors. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. No stock options were granted to employees of the Company during the three and six months ended June 30, 2007 and 2006.

Stock-based compensation expense is recognized for all new and unvested equity awards that are expected to vest as the requisite service is rendered beginning on January 1, 2006. Stock-based compensation for awards granted prior to January 1, 2006 is based on the grant date fair value as determined under the pro forma provisions of SFAS 123. In conjunction with the adoption of SFAS 123R, the Company changed its method of attributing the value of stock-based compensation expense from the accelerated multiple-option approach to the straight-line single-option method. Compensation expense for all unvested equity awards granted on or prior to December 31, 2005 will continue to be recognized using the accelerated multiple-option approach. Compensation expense for all equity awards granted subsequent to December 31, 2005 will be recognized using the straight-line single-option method. In accordance with SFAS 123R, the Company has factored in forfeitures in its recognition of stock-based compensation. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company accounted for forfeitures as they occurred in the pro forma information required under SFAS 123 for periods prior to fiscal 2006.

SFAS 123R requires that cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for options exercised (excess tax benefits) be classified as cash inflows from financing activities and cash outflows from operating activities. Excess tax benefits that were attributed to the share-based compensation expense are currently reflected in contributions from Parent as a result of the Company preparing its financial statements on a separate tax return basis (see Note 3).

On November 10, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 123R-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company has elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of share-based compensation pursuant to SFAS 123R. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC Pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC Pool and Statements of Cash Flows of the tax effects of employee share-based awards that were outstanding upon adoption of SFAS 123R.

From and after May 26, 2006, stock-based awards granted to officers and employees of the Company are granted from I-Flow active equity incentive plans that were approved by I-Flow’s stockholders. All future grants of stock options (including incentive stock options or nonqualified stock options), restricted stock, restricted stock units or other forms of equity-based compensation to officers and employees of the Company are expected to be made under the I-Flow Corporation 2001 Equity Incentive Plan (the “2001 Plan”), which was approved by I-Flow’s stockholders in May 2001. The maximum number of shares of common stock that may be issued pursuant to awards under the 2001 Plan is currently 7,750,000, subject to adjustments for stock splits or other adjustments as defined in the 2001 Plan.

Stock Options

Options granted under the 2001 Plan become exercisable at such times as determined by the I-Flow compensation committee of the board of directors or the I-Flow board of directors itself. Options granted to officers and employees of the Company generally have an exercise price equal to the market price of the I-Flow’s stock at the date of the grant, with vesting and contractual terms of five years. Options generally provide for accelerated vesting if there is a change in control in I-Flow Corporation (as defined in the 2001 Plan or, as applicable, the officers’ employment and change in control agreements). I-Flow issues new shares upon the exercise of stock options. The following table provides a summary of all the Company’s outstanding options as of June 30, 2007 and of changes in options outstanding during the six months ended June 30, 2007:

	Number of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2006	230,386	$12.42
Options granted	—	—
Options exercised	(25,164)	3.99
Options forfeited or expired	(263)	2.74

Options outstanding at June 30, 2007	204,959	$13.47	1.84	$755,044

Options vested and exercisable at June 30, 2007	195,319	$14.02	1.90	$615,171

The above table excludes equity awards granted to sales representatives and sales management with exercise prices below fair market value. Such awards have been included in the restricted stock units table below.

No options were granted during the six months ended June 30, 2007 and 2006. The total intrinsic value of options exercised during the six months ended June 30, 2007 and 2006 was $306,000 and $296,000, respectively. A total of approximately 10,000 shares of unvested options are expected to vest.

As of June 30, 2007, total unrecognized compensation expense related to unvested stock options was $6,000. This expense is expected to be recognized over a remaining weighted-average period of 0.30 year.

On November 9, 2005, the board of directors of I-Flow approved the amendment of stock options that were previously granted to employees and officers with exercise prices at a discount to the fair market value. The amendments increased the exercise price to the fair market value on the date the options were granted and accelerated the vesting of approximately 150,000 unvested, “out-of-the-money” stock options previously awarded to officers and employees of the Company. A total of 175,000 stock options granted to officers and employees of the Company with original exercise prices of $11.52 and $14.94 per share were increased to $13.55 and $17.58 per share, respectively, effective November 9, 2005. In 2005, I-Flow compensated the officers and employees of the Company for the increased exercise prices by granting approximately 23,000 shares of I-Flow’s common stock such that the value of the shares granted (based on the closing price of I-Flow’s common stock on November 9, 2005 of $11.91) equaled the value of the lost discount in exercise price, net of shares withheld to pay withholding taxes. With respect to the acceleration of vesting, options with an exercise price greater than $11.91 per share (giving effect to the increased exercise price) were deemed “out-of-the-money.” The accelerated options granted to officers and employees of the Company, which are considered fully vested as of November 9, 2005 have exercise prices ranging from $13.52 to $17.58 per share and a weighted average exercise price of $16.24 per share. Among the primary purposes of the amended exercise price and acceleration were to comply with new deferred compensation tax laws, to promote employee motivation, retention and the perception of option value and to avoid recognizing future compensation expense associated with “out-of-the-money” stock options upon adoption of SFAS 123R, which replaces SFAS 123, and supersedes APB 25 in fiscal 2006.

Effective January 1, 2006, under SFAS 123R, approximately 81,500 stock options with exercise prices of $1.33 or $2.47 per share were increased to $1.66 and $2.91 per share, respectively. In January 2006, I-Flow compensated the eight affected option holders for the increased exercise price by granting approximately 1,500 shares of the I-Flow’s common stock for a total incremental compensation cost of $14,000 for the year ended December 31, 2006.

Restricted Stock Units

Restricted stock units are granted pursuant to the 2001 Plan and as determined by the I-Flow compensation committee of the I-Flow board of directors or the board of directors itself. Restricted stock units granted to officers and employees of the Company generally have vesting periods ranging from three to five years from the date of grant. Restricted stock units granted to sales representatives and sales management have a maximum vesting term of three years from the date of grant. The Company issues new shares upon the vesting of restricted stock units. In accordance with SFAS 123R, the fair value of restricted stock units is estimated based on the closing market value stock price on the date of grant and the expense is recognized straight-lined over the requisite period. The total number of shares of restricted stock units expected to vest is adjusted by estimated forfeiture rates. The following table provides a summary of the Company’s restricted stock units as of June 30, 2007 and of changes in restricted stock units outstanding under the 2001 Plan during the six months ended June 30, 2007:

	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Nonvested shares outstanding at January 1, 2007	85,140	$13.76
Shares issued	10,000	16.43
Shares vested or released	(20,428)	13.95
Shares forfeited	—	—

Nonvested shares outstanding at June 30, 2007	74,712	$14.07

As of June 30, 2007, total unrecognized compensation costs related to nonvested restricted stock units was approximately $759,000. The expense for the nonvested restricted stock units is expected to be recognized over a remaining weighted-average vesting period of 1.99 years. The total value of shares vested during the six months ended June 30, 2007 was approximately $285,000.

Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates.

New Accounting Pronouncements – In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 are effective for reporting periods beginning after December 15, 2006. The Company adopted FIN 48 effective January 1, 2007. See Note 4 on Income Taxes for additional information, including the effects of the adoption on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently assessing the impact of the adoption of SFAS 157 and its impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to measure many financial instruments and certain other items at fair value at specified election dates. SFAS 159 will be effective beginning January 1, 2008. The Company is currently assessing the impact of the adoption of SFAS 159 and its impact on the Company’s financial statements.

3. Shareholder’s Equity

At inception, the Company received capital contributions of approximately $3.3 million from the Parent, which were used primarily in the acquisition of the Company’s operations. Net dividends to the Parent for the six months ended June 30, 2007 and 2006 were as follows:

	Six Months Ended June 30,
(Amounts in thousands)	2007	2006
Stock-based compensation expense charge	$146	$98
Workers’ compensation insurance charge	13	14
Stock option income tax benefit	100	116
Income tax liability forgiveness by Parent	1,199	1,440
Net cash transfer to Parent	(6,056)	(5,191)

Net dividends to Parent	$(4,598)	$(3,523)

4. Income Taxes

In July 2006, the FASB issued FIN 48. FIN 48 is an interpretation of FASB Statement No. 109, “Accounting for Income Taxes,” and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, and accounting in interim periods and requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 is effective as of the beginning of the Company’s 2007 fiscal year. The cumulative effect, if any, of applying FIN 48 is to be reported as an adjustment to the opening balance of retained earnings in the year of adoption.

As a result of the implementation of FIN 48, the Company recognized a $1.2 million increase to its FIN 48 liability for uncertain tax positions, of which $821,000 would affect the Company’s effective tax rate if recognized, net of federal tax benefits. Of this increase, approximately $821,000 is the cumulative affect adjustment to the opening balance of retained earnings.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2006, the Company has approximately $62,000 of accrued interest expense related to uncertain tax positions and approximately $133,000 of penalties. As of June 30, 2007, the Company has approximately $66,500 of additional accrued interest and approximately $57,000 of penalties related to uncertain tax positions related to the FIN 48 liability balance as of December 31, 2006.

The Company is subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. The tax years 2002 and forward remain open to examination by the major state taxing jurisdictions to which the Company is subject depending on the state taxing authority. In addition, there are a number of state taxing jurisdictions in which the Company is not filing tax returns that may consider the Company to have taxable income. The tax years 2003 and forward remain open to examination by the Internal Revenue Service.

The Company intends to settle within the next 12 months uncertain state tax positions estimated at $500,000 to $600,000 net of federal tax benefit. This amount excludes any offsetting state refunds potentially resulting from reapportionment of income subject to state taxes.

5. Commitments and Contingencies

Concentrations of Credit Risk – The Company maintains cash deposits within a single depository institution in excess of federally insured limits.

Leases – The Company entered into leases in July 2002 for approximately 14,000 square feet of general office space and approximately 4,000 square feet of warehouse space in Madison Heights, Michigan. Both leases have a term of five years. In July 2007 both leases were renewed and extended for one additional year. Future minimum lease payments under these leases total $233,000 and $115,000 in 2007 and 2008, respectively. Rent expense for the three and six months ended June 30, 2007 was $57,000 and $114,000, respectively, which were recorded in general and administrative expenses in the accompanying financial statements. Rent expense for the three and six months ended June 30, 2006 was $57,000 and $108,000, respectively.

Michigan Use Taxes – In accordance with a decision and order of determination received from the State of Michigan Department of Treasury in August 2005, the Company was subject to sales and use taxes in the state of Michigan. As a result, the Company recorded in each period presented use taxes on its purchases of ambulatory infusion pumps as an increase in fixed assets. As of March 31, 2007, the Company recorded a cumulative net increase to net fixed assets of $700,000, a tax liability of $1,466,000, and total expense of $1,033,000, consisting of $766,000 cost of sales and $267,000 accrued interest expense. The Company appealed the decision. The Company believes that portable infusion pumps qualify for an exemption from tax under Michigan law. On April 24, 2007, the Michigan Tax Tribunal granted a Motion for Summary Disposition in favor of InfuSystem, which was not appealed by the State of Michigan Department of Treasury. The review period for the ruling by the Michigan Tax Tribunal has ended which effectively forecloses further appeal of the August 2005 decision and order. As such, the Company reversed in the second quarter of 2007 the cumulative effects of the liability and expense recorded to date. The Company’s balance sheet reflected the decrease of $1,466,000 and $267,000 of accrued tax liability and accrued interest expense, respectively, and a decrease of $700,000 in cumulative net fixed assets. On its statement of income the Company recorded a reversal of $1,033,000 in total expense, consisting of $766,000 of cost of sales and $267,000 of interest expense.

Private Insurers and Government Reimbursement – The Company is paid directly by private insurers and governmental agencies, often on a fixed fee bases, for infusion pump management services provided by the Company to patients. The healthcare reimbursement system is in a constant state of change. Changes to the healthcare system that favor technologies other than the Company’s or that reduce the average fees allowable by private insurers or governmental agencies could have a material adverse effect on the Company’s financial position, results of operations and cash flows.

Guarantees and Indemnifications – The Company enters into certain types of contracts from time to time that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to Company license, consulting, distribution and purchase agreements with its customers and other parties, under which the Company may be required to indemnify such parties for intellectual property infringement claims, product liability claims, and other claims arising from the Company’s provision of products or services to such parties.

The terms of the foregoing types of obligations vary. A maximum obligation arising out of these types of agreements is not explicitly stated and, therefore, the overall maximum amount of these obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations and, thus, no liabilities have been recorded for these obligations on its balance sheet as of December 31, 2006 and June 30, 2007.

Change in Control – In connection with the pending sale of the Company to HAPC, Inc., I-Flow’s executive management established performance criteria under the 2006 Management Incentive Plan (the “2006 MIP”) that would allow the Company’s executive officers to earn cash bonuses based on the gross sales price to be paid by HAPC, Inc. Because the sale did not close in 2006, no payment became due or was paid under the 2006 MIP. I-Flow’s executive management approved the adoption of a 2007 Management Incentive Plan (the “2007 MIP”), which contained substantially the same terms of the 2006 MIP. Upon the closing of the sale of the Company, the Company’s executives will be entitled to share a bonus pool of approximately $270,000 under the 2007 MIP. In addition to the 2007 MIP, the Company entered into change in control agreements with certain of its executive officers. The change in control agreements provide for success bonuses to be paid to the executives equal to twelve months of the non-sales executive’s current base salary or W-2 Medicare wages or six months of the sales executive’s base salary plus six times the monthly average of commissions and overrides earned during the twelve months immediately preceding the closing date.

Other Litigation – The Company is involved in litigation arising from the normal course of operations. In the opinion of management, the ultimate impact of such litigation will not have a material adverse effect on the Company’s financial position and results of operations.

6. Employee Benefit Plan

Employees of the Company working more than 1,040 hours annually may participate in the Parent’s 401(k) retirement plan. The Company contributes $0.33 for each dollar of employee contribution up to a maximum contribution by the Company of 1.32% of each participant’s annual salary. The maximum contribution by the Company of 1.32% corresponds to an employee contribution of 4% of annual salary. Participants vest in the Company’s contribution ratably over five years. Such contributions totaled $15,000 and $34,000 for the three and six months ended June 30, 2007, respectively, and were included in general and administrative expenses in the accompanying financial statements. Contributions for the three and six months ended June 30, 2006 were $15,000 and $43,000, respectively. The Company does not provide post-retirement benefits to its employees.

7. Related Party Transactions

Steven Watkins, President of the Company, owns 5% of Tu-Effs Limited Partnership, which owns the premises currently leased by the Company. Rent expense for the three and six months ended June 30, 2007 was $57,000 and $114,000, respectively, which were recorded in general and administrative expenses in the accompanying financial statements. Rent expense for the three and six months ended June 30, 2006 was $57,000 and $108,000, respectively.